D

                          JEFFERSON BANKSHARES, INC.

               EXECUTIVE SPLIT DOLLAR LIFE INSURANCE AGREEMENT

                          Robert H. Campbell, Jr.

             [As Amended and Restated Effective October 29, 1993]

     This EXECUTIVE SPLIT DOLLAR LIFE INSURANCE AGREEMENT is made this day of October 29, 1993, between JEFFERSON BANKSHARES, INC., a Virginia corporation (the "Company") and ROBERT H. CAMPBELL, JR., an executive employed by the Company or one of its subsidiary corporations (the "Executive"), and supersedes any prior Executive Split Dollar Life Insurance Agreement between the Company and Executive.
     A. The Company has adopted a Split Dollar Life Insurance Plan (the "Plan") to provide certain executive employees with additional life insurance protection under split dollar life insurance policies.
     B. The Company has selected Executive to receive additional life insurance protection under the Plan and Executive has elected to receive such protection.
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
     1. Definitions. Where indicated by initial capital letters, the following terms shall have the following meanings:
        (a)    Agreement:  The Executive Split Dollar Life Insurance
     Agreement (including Schedules and attachments) entered into between the Company and Executive pursuant to the Plan.
        (b) Beneficiary: The person or persons designated in writing by Executive to receive the Executive Death Benefit.
        (c) Cause: Cause means, but is not limited to, a determination by the Company that Executive may have been guilty of criminal conduct (regardless of whether proven or admitted), gross negligence or willful misconduct in the performance of Executive's duties or otherwise, or has engaged in conduct which, if generally known, would bring discredit to or give rise to adverse publicity to the Company.
        (d) Company Cost: The total premiums paid to the Insurer with respect to the Policy (including premiums paid on any antecedent policy), exclusive of ratings, plus, when applicable, Withholding Taxes advanced by the Company determined under Section 9, less all amounts received from Executive for the Policy and less the amount of any outstanding Policy loan.
        (e) Disability: The Executive's inability to perform the duties of his job because of accident or illness, as determined by the Company. Executive will be deemed disabled, if, by reason of accident or illness, Executive becomes entitled to benefits under the Company's long-term disability program. In the event of Disability this Agreement shall remain in effect as though Executive continued in active employment by the Company until Executive becomes entitled to receive retirement benefits under the Company's Pension Plan.
        (f) Executive Death Benefit: The level of life insurance to which the Executive is entitled pursuant to the Plan.
        (g) Executive's Premium: The annual cost of term life insurance protection on the life of Executive as measured by the PS-58 rate (or substitute table) published from time to time by the Internal Revenue Service, prorated for a partial year as appropriate.
        (h) Insurer: Any insurance company issuing a life insurance contract on Executive's life.
        (i) Plan: The Jefferson Bankshares, Inc. Executive Split Dollar Life Insurance Plan.
        (j) Policy: One or more life insurance contracts (including paid up additional insurance) issued on the life of Executive pursuant to the Plan. The Policy number, face amount, and Executive Death
     Benefit are listed on Exhibit A.
        (k) Retirement: Termination of employment (except for Cause) at or after attainment of age 65 or, with the consent of the Company, age
     55 and completion of 15 years of service with the Company or a subsidiary of the Company.
        (l) Roll-Out: Division of the Policy into two separate policies, one to be retained by the Company and the other to be retained by Executive.
        (m) Roll-Out Date: The later of the first policy anniversary on which:
               (i) The Company can obtain from the Insurer a policy with a cash surrender value equal to the Company Cost, and
             (ii) The Executive can receive a policy with a death benefit equal to the Executive Death Benefit, with no outlays required to sustain the Executive Death Benefit based upon the then current dividend schedule, and with no policy loans.
        (n)  Termination Date:  The date determined by reference to
     Section 11(b).
        (o) Withholding Taxes: The amount of state and federal income taxes required by law to be withheld by the Company from Executive with respect to bonuses paid or imputed to Executive to cover Executive's Premiums.
     2. Application for Insurance. The Company and Executive will apply to the Insurer for a Policy or one or more Policies with initial coverage at least equal to the amount of insurance to which the Executive is entitled under the Plan. The Company and executive agree to take any action necessary to cause the Insurer to issue the Policy (including paid-up additional insurance on the Policy). Executive authorizes the Company to execute for Executive as his attorney-in-fact such documents as may be necessary to comply with this paragraph. The rights of the Company and Executive under the Policy shall be subject to the terms of this Agreement.
     3. Amount of Insurance. Executive shall have coverage specified as the Executive Death Benefit in the Plan. If Executive is not then insurable at standard rates, the additional premium shall be paid by the Company.
     4. Ownership. The Company and Executive shall jointly own the Policy, and they shall jointly exercise all ownership rights granted to the owner by the terms of the Policy except as otherwise provided in this Agreement. The Company shall keep possession of the Policy, but the Policy shall be available to Executive during normal business hours for such purposes as are consistent with the terms of this Agreement.
     5. Dividend Option. All dividends declared by the Insurer on the Policy shall be applied to purchase additional paid up life insurance on the life of Executive until such option is changed by mutual agreement of the Company and Executive.
     6. Payment of Premiums.
        (a) The Company agrees to remit the total amount of each annual Policy premium on or before the due date of such premium, or within the grace period provided, if any.
        (b) At least thirty (30) days prior to the due date of each annual Policy premium, the Company shall notify the Executive of the amount of Executive's Premium to be paid by Executive to the Company as a premium payment.
        (c) The Company will pay not less often than annually the amounts due under paragraph (b) as a bonus to the Executive, and Executive will promptly upon demand reimburse the Company for all Withholding Taxes due with respect to such bonus.
     7. Death Benefits.
        (a) Upon Executive's death, the Company and Executive's personal representative will promptly take the appropriate action to obtain the death benefits provided under the Policy, and
             (i) the Company shall be entitled to receive the excess of the total Policy proceeds over the Executive Death Benefit. The receipt by the Company of the excess over the Executive Death Benefit shall constitute satisfaction of Executive's obligation to the Company under this Agreement; and
             (ii) the Beneficiary shall be entitled to receive the Executive Death Benefit, which shall be paid in accordance with the terms of the designation and settlement option elected by Executive.
        (b) If at the time the Executive Death Benefit becomes payable because of Executive's death, there is no effective Beneficiary designation, the Executive Death Benefit shall be paid in accordance with the terms of the Policy.
     8. Policy Loans.
        (a) Executive agrees that the Company, without the further consent of Executive, has the right to (i) obtain loans secured by the Policy from the Insurer or from others, and (ii) assign the Policy as security for the repayment of such loans. The amount of such loans together with interest thereon shall at no time exceed the Company Cost with respect to the Policy securing such loan. The principal amount of the loan and all interest charges with respect to any Policy loan shall be the sole obligation of and shall be paid by the Company. Executive authorizes the Company to execute for Executive as his attorney-in-fact such documents as may be necessary to comply with this paragraph.
        (b) If the Policy is assigned or encumbered in any way, including a Policy loan, on the date of the Executive's death or the date of the separation of the Policy into two policies pursuant to Section 12, the Company shall secure a release or discharge of the assignment or encumbrance to ensure the prompt payment of death proceeds under the Policy to the Executive's beneficiary or beneficiaries or the separation of the Policy, as the case might be.
     9. Retirement or Disability.
        (a) If Executive becomes Disabled or his Retirement occurs before his Roll-Out Date, this Agreement and the Policy shall continue in effect until the occurrence of the Roll-Out Date.
        (b) During the period between the date of Executive's Disability or Retirement and the Roll-Out Date, Executive shall continue to pay Executive's Premium to the Company and the Company shall continue to pay the balance of the premiums due on the Policy.
        (c) The Company will pay not less often than annually the amounts due under paragraph (b) as a bonus to the Executive, and the Executive will upon demand reimburse the Company for all Executive's Withholding Taxes.
        (d) The Company will advise Executive annually of the amount of Withholding Taxes due with respect to such bonus. Within 60 days following the date of his Disability or Retirement (to the extent not already paid), and within 60 days following each succeeding annual premium due date, Executive shall pay to the Company the amount of the Executive's Withholding Taxes due the Company for the Policy year or balance of the Policy year.
        (e) Executive may irrevocably elect to have the Company advance Executive's Withholding Taxes, in which case the Company shall be entitled to receive from Executive on the Roll-Out Date, and Executive agrees to pay Company, an amount equal to the Executive's Withholding Taxes advanced by the Company, plus simple interest at an annual rate of 6% on the Withholding Taxes, directly by cash payment, or as a deduction from the cash values of Executive's Policy. The election permitted under this paragraph shall be made in a writing filed by Executive with the Company within 60 days after the date of Executive's Retirement or Disability, or as to succeeding Policy years, within 60 days after the Policy premium due date.
     10.Termination of Employment.
        (a) If Executive's termination of employment occurs before his Roll-Out Date for reasons other than death, Retirement, Disability or termination by the Company for Cause, this Agreement and Executive's entire interest in his share of the Policy shall terminate and be forfeited as of the date of his termination of employment unless Executive timely makes the election hereinafter provided in subparagraph (b). If Executive makes such election, Sections 12(a) and (b) shall apply.
        (b) This Agreement and the Policy will continue in effect until the Policy anniversary next following the date of his termination of employment if Executive elects in writing to continue the Policy in effect and pays to the Company within 30 days of his termination date in a lump sum the amount of Executive's Premium for the balance of the Policy year.
        (c)  If Executive makes the election as provided in subparagraph
(b), the Company shall continue to pay the balance of the premiums due, if any, on the Policy with respect to the balance of the Policy year.
        (d) If Executive's death occurs before the 30-day election period has expired and Executive has not made the election as provided in subparagraph (b), Executive will be deemed to have died while still an employee and his rights under this Agreement and the Policy will be governed by Section 7.
     11.Amendment and Termination of Agreement.
        (a) This Agreement may not be amended, altered, or modified except in writing and signed by the Company and the Executive.
        (b) This Agreement shall terminate upon the first to occur of any of the following events, each of which is a "Termination Date":
             (i)    the Roll-Out Date;
             (ii) in the case of an Executive whose employment terminates for reasons other than death, Disability, Retirement or termination of employment for Cause, who has not made the election permitted under Section 10(b), the date of his termination of employment (unless Committee determines that Executive shall be treated as an active employee after a termination of employment);
             (iii) in the case of an Executive whose employment terminates for reasons other than death, Disability, Retirement or termination of employment for Cause, who has made the election permitted under Section 10(b), the Policy anniversary next following the date of Executive's termination of employment;
             (iv) cessation of the Company's business or the bankruptcy, receivership or dissolution of the Company, unless the Company's business is continued by a successor corporation or business entity;
             (v) termination of the Agreement as of a Policy anniversary date by Executive during employment upon written notice to the Company; or
             (vi) termination of Executive's employment by the Company for Cause.
     12.Disposition of the Policy.
        (a) If the Termination Date is the Roll-Out Date, Executive shall retain exclusive ownership of the portion of the Policy remaining after the interests of the Company and Executive in the Policy have been separated. The Company shall have the unqualified right to receive from the cash surrender value of the Policy an amount in cash equal to the Company Cost or, alternatively, a policy from the Insurer that has a cash surrender value equal to the Company Cost, at the election of the Company.
        (b) Except as provided in Sections 10(a) and 12(c), if the Termination Date is not the Roll-Out Date, Executive and the Company shall each retain exclusive ownership of the portion of the Policy remaining after the interests of the Company and Executive in the Policy have been separated in the following manner:
             (i) Executive shall, subject to the other provisions of this Section 12(b), retain an insurance policy with a death benefit equal to the then Executive Death Benefit together with the attendant cash surrender value; and
             (ii) the Company shall have the unqualified right to receive an insurance policy having a death benefit equal to the difference between the Executive Death Benefit and the death benefit provided by the Policy together with the remaining cash surrender value of the Policy.
If on the Termination Date the cash surrender value of the insurance policy to be issued to the Company pursuant to (ii) is less than the Company Cost, Executive shall elect in writing to (x) pay the Company in cash an amount equal to the difference between the cash surrender value of the Company's insurance policy and the Company Cost; (y) accept an insurance policy with a reduced death benefit that has a cash surrender value reduced and allocated to the Company to the extent of the difference described in (i); or (z) surrender to the Company his ownership rights to the Policy, but retaining the right to receive from the Company cash in an amount equal to any excess cash surrender value over the Company Cost. Executive's election shall be made and filed with, and any cash required by Executive's election paid to, the Company on or before the Termination Date. Executive authorizes the Company to execute for Executive as his attorney-in-fact such documents as may be necessary to implement the provisions of this subparagraph. If Executive fails to make an election by the Termination Date, Executive shall be deemed to have elected to surrender the Policy as provided in clause (z). An example of the application of Section 12(b) is attached as Exhibit B.
        (c) If Executive's employment is terminated for Cause (as determined by the Committee), Executive agrees that his rights under this Agreement and the Policy (and the rights of Executive's Beneficiary) shall terminate and be forfeited. Executive further agrees to execute such documents as may be necessary to evidence Executive's waiver and transfer of Executive's rights in the Policy to the Company. Executive authorizes the Company to execute the Executive as his attorney-in-fact such documents as may be necessary to comply with this paragraph.
     13.Termination of the Plan. Notwithstanding anything contained in this Agreement to the contrary, a termination of the Plan will not adversely affect the rights of Executive under this Agreement and, unless otherwise agreed by Executive and the Company, this Agreement will continue as though the Plan were still in effect.
     14.Company's Rights to Set-Off Under the Policy. If, upon termination of employment, Executive is indebted to the Company or a subsidiary of the Company for any reason (other than for a personal or commercial loan from the Company or a subsidiary of the Company), the Company shall have the right to recover such indebtedness from the cash value of the Policy in addition to any other amounts to which the Company may be entitled pursuant to this Agreement.
     15.Miscellaneous.
        (a) This Agreement shall not affect any rights the Executive may otherwise have under the pension, profit sharing or other employee benefit plan (except group term life insurance) established by the Company.
        (b) This Agreement shall be binding on and inure to the benefit of both the Company, its successors and assigns, and the Executive, his Beneficiary, assigns and his personal representative. The Agreement shall be interpreted in accordance with the laws of the Commonwealth of Virginia.
        (c) Except as permitted by law or pursuant to Section 15(f) or by the Company's written consent, any benefits to which the Executive or Executive's Beneficiary may become entitled under this Agreement shall not be subject to anticipation, alienation, sale, transfer, assignment, or pledge. The Company shall not be liable for, or subject to, the debts, contracts, liabilities, or torts of any person entitled benefit under this Agreement.
        (d) This Agreement shall not confer upon the Executive any legal or equitable right against the Company except as expressly provided in this Agreement, the Plan and the Policy.
        (e) Neither this Agreement, the Plan nor the Policy shall constitute an inducement or consideration for the employment of the Executive and shall not give the Executive any right to be retained in the employ of the Company. The Company hereby retains the right to discharge the Executive at any time, with or without Cause.
        (f) The Executive's interest under this Agreement, the Plan and the Policy, may be assigned by the Executive upon written notice to the Company.
        (g) If a provision of this Agreement is not valid or enforceable, that fact in no way affects the validity or enforceability of any other provision.
        (h) Whenever any words are used in this Agreement in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings used in this Agreement are inserted for convenience or reference, are not part of this Agreement and are not to be considered in the construction of this Agreement.
        (i) All notices provided for or permitted to be given under any of the provisions of this Agreement will be in writing and will be deemed to have been duly given or served and delivered personally or by overnight courier, telecopied or deposited in the U.S. Mail by Registered or Certified Mail, return receipt requested, postage prepaid and addressed as follows:
             If to the Company:

             Jefferson Bankshares, Inc.
             P. O. Box 711
             Charlottesville, Virginia  22902
             Attention:  Chief Executive Officer

             If to the Executive:

             Robert H. Campbell, Jr.
             230 Rivanwood Drive
             Charlottesville, Virginia  22901
or to such other person or address as may be given in writing by either party to the other in accordance with this paragraph.
     In consideration of the foregoing, the Company and the Executive have executed this Agreement in duplicate as of the day and year first written above.


                              JEFFERSON BANKSHARES, INC.


                              By: /s/ Hovey S. Dabney



                                 /s/ Robert H. Campbell, Jr.

                                                           Exhibit A



Specification of Certain Terms of the Policy


Robert H. Campbell, Jr.


Policy Number:                6913008

Face Amount:                  $ 80,000

Executive Death Benefit:      $ 70,000




Policy Number:                7711258

Face Amount:                  $150,000

Executive Death Benefit:      $135,000

                                                   Exhibit B
                                                   Page 1



          Example of the Application of Section 12(b)


     Section 12(b) provides that in the event the Policy is separated on a date other than the Roll-Out Date, Executive and the Company will each receive a policy that contains a portion of the death benefits and cash values in the Policy. Because separation of the Policy is occurring before the Roll-Out Date, Executive and the Company cannot each receive the benefits that they would receive if the separation were to occur at the Roll-Out Date. Section 12(b) provides a mechanism for determining the amounts that Executive and the Company will receive. Examples of the application of Section 12(b) are set forth below:

1. Assume (i) that Executive is a male, age 45 with no ratings; (ii) the Policy was issued in 1989; (iii) that the policy year is from November 1 through October 31; (iv) that the face amount of the Policy at the date of issue was $115,000; (v) that the Executive Death Benefit is $100,000; (vi) that Executive voluntarily leaves employment with the Company on January 1, 1994 (i.e., during policy year 5) and makes the necessary election and payments required by Section 10 to continue the Policy until October 31, 1994 (i.e., the end of the then current policy year); (vii) that the dividend rate for the Policy has remained unchanged from the date of issuance; and (viii) that on October 31, 1994, the Company Cost is $11,303, the total death benefit of the Policy is $122,357 (of which $115,000 is the face amount of the original Policy and $7,357 is the amount of paid-up additions), the cash surrender value of the Policy is $6,789 (of which $4,636 is allocated to the original Policy and $2,153 of which is allocated to the paid-up additions).

     Based on the foregoing facts, the Policy would be divided into a policy for the Executive and the Company as of October 31, 1994. Pursuant to Section 12(b)(i), Executive will receive a policy with a death benefit of $100,000 together with attendant cash values of approximately $4,031 (i.e., the amount of the guaranteed cash surrender value that a whole life policy in the amount of $100,000 would have at the end of the fifth policy year). Pursuant to
     Section 12(b)(ii), the Company will receive a policy with a death benefit of $22,357 (i.e., the difference between the Executive Death Benefit ($100,000) and the total death benefit of the Policy on October 31, 1994 ($122,357)) and with guaranteed cash surrender values in the amount of $2,758 (i.e., the difference between the total cash value of the Policy on October 31, 1994 and the amount of cash allocated to Executive).

     The amount of cash in the Company's policy is $8,545 less than the Company Cost (i.e., $11,303-$2,758). Pursuant to Section 12(b), Executive is required, on or before the Termination Date to (i) pay this difference to the Company, (ii) accept an insurance

                                                              Exhibit B
                                                              Page 2


     policy with a reduced death benefit and shift the reduction in the death benefit and attendant cash values to the Company, or (iii) surrender Executive's policy to the Company and receive from the Company cash in the amount equal to the excess, if any, of any cash surrender value over the Company Cost.

     If Executive elects to pay the difference to the Company, Executive may pay this difference in a number of ways including, for example, Executive's own cash or a loan against the policy. If Executive does not make the necessary election and, if Executive has elected to pay cash to the Company, make the necessary payment on or before the Termination Date, Executive will be deemed to have elected to surrender Executive's policy to the Company and receive cash in excess of the Company Cost.

     If Executive elects to pay the difference to the Company from Executive's own cash, Executive and the Company will have received the following:



                        Death         Cash
                       Benefit        Value          Cash

      Executive       $100,000       $4,031        ($8,545)

      Company         $ 22,357       $2,758         $8,545

     Following the separation, Executive would have to continue to make the required premium payments on the policy retained by Executive.

     If Executive elects to accept a policy with a reduced death benefit and shift the reduction in the death benefit and attendant cash values to the Company or elects (or is deemed to have elected) to surrender Executive's policy to the Company and receive from the Company cash in an amount equal to the excess, if any, of the cash surrender value over the Company Cost, Executive and the Company will have received the following:

                        Death         Cash
                       Benefit        Value          Cash

     Executive        $      0       $    0            $0

     Company          $122,357       $6,789            $0


2. Assume the same facts in the first example except (i) that the Executive voluntarily leaves employment with the Company on January 1, 1998 (i.e., during policy year 9) and makes the necessary election and payments required by Section 10 to continue

                                                               Exhibit B
                                                               Page 3

     the Policy until October 31, 1998 (i.e., the end of the then current policy year); and (ii) that on October 31, 1998, the Company Cost is $19,124, the total death benefit of the Policy is $140,200 (of which $115,000 is the face amount of the original Policy and $25,200 is the amount of paid-up additions), the cash surrender value of the Policy is $22,042 (of which $13,458 is allocated to the original Policy and $8,584 of which is allocated to the paid-up additions).

     Based on the foregoing facts, the Policy would be divided into a policy for the Executive and the Company as of October 31, 1998. Pursuant to Section 12(b)(i), Executive will receive a policy with a death benefit of $100,000 together with attendant cash values of approximately $11,703 (i.e., the amount of the guaranteed cash surrender value that a whole life policy in the amount of $100,000 would have at the end of the ninth policy year). Pursuant to
     Section 12(b)(ii), the Company will receive a policy with a death benefit of $40,200 (i.e., the difference between the Executive Death Benefit ($100,000) and the total death benefit of the Policy on October 31, 1998 ($140,200)) and with guaranteed cash surrender values in the amount of $10,339 (i.e., the difference between the total cash value of the Policy on October 31, 1998 and the amount of cash allocated to Executive).

     The amount of cash in the Company's policy is $8,785 less than the Company Cost (i.e., $19,124-10,339). Pursuant to Section 12(b), Executive is required, on or before the Termination Date to (i) pay this difference to the Company, (ii) accept an insurance policy with a reduced death benefit and shift the reduction in the death benefit and attendant cash values to the Company, or (iii) surrender Executive's policy to the Company and receive from the Company cash in the amount equal to the excess, if any, of any cash surrender value over the Company Cost.

     If Executive elects to pay the difference to the Company, Executive may pay this difference in a number of ways including, for example, Executive's own cash or a loan against the policy. If Executive does not make the necessary election and, if Executive has elected to pay cash to the Company, make the necessary payment on or before the Termination Date, Executive will be deemed to have elected to surrender Executive's policy to the Company and receive cash in excess of the Company Cost.

                                                            Exhibit B
                                                            Page 4

     If Executive elects to pay the difference to the Company from Executive's own cash, Executive and the Company will have received the following:

                        Death         Cash
                       Benefit        Value          Cash

     Executive        $100,000       $11,703        ($8,785)

     Company          $ 40,200       $10,339         $8,785

     Following the separation, Executive would have to continue to make the required premium payments on the policy retained by Executive.

     If Executive elects to accept a policy with a reduced death benefit and shift the reduction in the death benefit and attendant cash values to the Company, Executive and the Company will have received the following:

                        Death         Cash
                       Benefit        Value          Cash

     Executive        $ 25,000       $ 2,918          $0

     Company          $115,200       $19,124          $0

     Following the separation, Executive would have to continue to make the required premium payments on the policy retained by Executive.

     If Executive elects (or is deemed to have elected) to surrender Executive's policy to the Company and receive from the Company cash in an amount equal to the excess, if any, of the cash surrender value over the Company Cost, Executive and the Company will have received the following:

                        Death         Cash
                       Benefit        Value           Cash

     Executive        $      0       $     0          $2,918

     Company          $140,200       $22,042         ($2,918)